 Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Fairway Private Equity & Venture Capital Opportunities Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	_	_	_	_	_	_	_	_	_	_	_	_
Fees Previously Paid	_	_	_	_	_	_	_	_	_	_	_	_
Carry Forward Securities
Carry Forward Securities	Equity	Shares of Beneficial Interest	457(o) 415(a)(6)	_	_	$490,001,000	_	$45,423.09	N-2/A	333-258860	12/17/2021	$45,423.09
Total Offering Amounts						$490,001,000		$45,423.09	_	_	_	_
Total Fees Previously Paid								$45,423.09	_	_	_	_
Total Fee Offsets								_	_	_	_	_
Net Fee Due								$0.00	_	_	_	_

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purposes of the registration fee.